                                                                    Exhibit 99.1


              TERAYON REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Santa Clara, California - April 29, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management solutions, today reported financial results in line with prior guidance for the quarter ended March 31, 2004.

      Revenues for the first quarter of 2004 were $41.2 million, an increase of 85% compared to $22.3 million for the first quarter of 2003, and a decrease of 4% from $43.0 million for the fourth quarter of 2003. Net loss for the first quarter of 2004 was $10.2 million, or $0.14 per share, which compares to a net loss of $24.0 million, or $0.33 per share, for the first quarter of 2003 and a net loss of $6.0 million, or $0.08 per share, for the fourth quarter of 2003. The results for the first quarter of 2004 include a charge of $3.4 million, or $0.05 per share, related to restructuring activities and related asset write-offs. The results for the fourth quarter of 2003 include a non-operating gain of $0.01 per share related to a favorable litigation settlement.

      "We are pleased with the performance of our digital video solutions and subscriber product lines, which had higher than anticipated sales for the quarter. While our CMTS sales in North America were also strong, they were offset by weaker CMTS sales in Asia as several customers extended their original deployment timeframes," said Zaki Rakib, Terayon's Chief Executive Officer. "Important milestones for us during the quarter include: (i) the introduction of our award-winning Terayon BP 5100-HD broadcast platform, and its adoption by FOX Broadcasting Company to power their HDTV delivery system; (ii) a record number of shipments of our TJ 700 family of DOCSIS 2.0-certified modems, which we believe will further solidify our position as number two worldwide cable modem supplier as first reported by Kinetic Strategies for the fourth quarter of 2003; and (iii) surpassing the 2,500 unit shipment mark for DOCSIS 2.0 CMTS line cards since our qualification by CableLabs in December 2002. Going forward, we believe having the only proven end-to-end DOCSIS 2.0 solution and the best-of-breed digital video processing product line positions us to capitalize on the accelerating growth of new, bandwidth-intensive service offerings such as HDTV, VOD, VoIP and commercial services."

      Terayon's Digital Video Solutions product line had revenues of $6.1 million in the first quarter of 2004, compared to $2.8 million in the first quarter of 2003 and $6.6 million in the fourth quarter of 2003. The Subscriber product line had revenues of $23.8 million in the first quarter of 2004, compared to $13.7 million in the first quarter of 2003 and $18.5 million in the fourth quarter of 2003. The CMTS product line had revenues of $11.1 million in the first quarter of 2004, compared to $4.5 million in the first quarter of 2003 and $17.5 million in the fourth quarter of 2003. In addition, sales of legacy telecom products contributed revenues of $0.2 million in the first quarter of 2004, compared to $1.3 million in the first quarter of 2003 and $0.4 million in the fourth quarter of 2003.

      Terayon ended the first quarter with $123.2 million in cash, cash equivalents and short-term investments, and $65.1 million in convertible debt due in 2007. Accounts receivable days sales outstanding (DSO) as of March 31, 2004 was 63 days, compared with 62 days reported as of December 31, 2003.

RESTRUCTURING ACTIVITIES

      The first quarter 2004 restructuring activities announced by Terayon on January 27, 2004 have extended into the second quarter of 2004. During the first quarter of 2004 Terayon recognized a $3.4 million charge related to first quarter restructuring activities, as compared to the original estimated charge of $5 million to $7 million. During the second quarter of 2004 Terayon expects to record an additional charge of approximately $1.5 million to $2.0 million related to the completion of these restructuring activities. The cumulative effect of the actions taken over the first and second quarters of 2004 is expected to yield annualized operating savings of approximately $10 million beginning in the second quarter of 2004.

BUSINESS OUTLOOK

      For the second quarter of 2004, Terayon expects to report revenues in the range of $42 million to $46 million and anticipates a net loss in the range of $0.02 to $0.04 per share, excluding the effects of the estimated $1.5 million to $2.0 million charge. Including the effects of the estimated charge, the net loss is expected to be in the range of $0.04 to $0.07 per share.

      Terayon will host a conference call today at 2 p.m. Pacific Time to further discuss its first quarter 2004 financial performance. A live audio webcast of the call will be available to the public from Terayon's website at www.terayon.com. In addition, a replay of the conference call will be available via telephone beginning April 29 at approximately 4 p.m. Pacific Time, and will be available through the close of business on May 28, 2004. Participants can access the replay by dialing 888-843-8996 (U.S.) or 630-652-3044 (international). The access code for the replay is
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8800319. A replay of the audio webcast will also be available online at
www.terayon.com.

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides access, delivery and management platforms for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

Press contacts:                                       Investor contact:
John Giddings                Margaret Huang           Kristin Stokan
Terayon PR Manager           AtomicPR                 Terayon Director, Finance
(408) 486-5223               (415) 703-9454           (408) 486-5206
john.giddings@terayon.com    margaret@atomicpr.com    kristin.stokan@terayon.com


                                     # # #


"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon that involve risks and uncertainties. These statements include the continued validation by cable operators of the advantages of Terayon's DOCSIS 2.0 and digital video solutions and the preliminary guidance on second quarter 2004 revenues, restructuring charge, net loss per share and expected operational savings as a result of restructuring activities. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon's actual results could differ materially from those described in this press release, including Terayon's ability to gain new business; Terayon's ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon's new products in the market; the expansion of operations by Terayon's customers; the deployment of Terayon's products in specific markets; Terayon's ability to lower and align its operating expenses with market conditions, and the continuation of improving trends in the cable industry, as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission. For more information about these and other potential factors that could affect Terayon's business and financial results, see the discussion of "Risk Factors" in Terayon's 10-K for the year ended December 31, 2003, available on the SEC's website at www.sec.gov.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.
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                      TERAYON COMMUNICATION SYSTEMS, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                 --------------------------
                                                                   2004              2003
                                                                 --------          --------
Revenues                                                         $ 41,168          $ 22,268

Cost of revenues                                                   28,771            19,593
                                                                 --------           --------
   Gross profit                                                    12,397             2,675
                                                                 --------           --------

Operating expenses:
   Research and development                                         9,467            13,002
   Sales and marketing                                              7,221             6,729
   General and administrative                                       2,436             3,727
   Restructuring costs and asset write-offs                         3,367             3,162
                                                                 --------           --------
       Total operating expenses                                    22,491            26,620
                                                                 --------           --------
Loss from operations                                              (10,094)          (23,945)

Interest income                                                       452               902
Interest expense                                                     (817)             (837)
Other income (expense)                                                279               (40)
                                                                 --------           --------
Loss before income tax expense                                    (10,180)          (23,920)

Income tax expense                                                    (67)              (69)

                                                                 --------           --------
Net loss                                                         $(10,247)         $(23,989)
                                                                 ========          ========

Net loss per share, basic and diluted                            $  (0.14)         $  (0.33)
                                                                 ========          ========

Shares used in per share calculation, basic and diluted            75,516            73,710
                                                                 ========          ========

                      TERAYON COMMUNICATION SYSTEMS, INC.
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31,      DECEMBER 31,
                                                                   2004              2003
                                                                   ----              ----
ASSETS
Current assets:
   Cash and cash equivalents                               $     76,060      $     30,188
   Short-term investments                                        47,151           108,452
   Accounts receivable, net                                      29,041            29,799
   Other receivables, net                                         2,351             3,662
   Inventories, net                                              19,267            16,364
   Prepaid expenses and other assets, net                         2,272             2,883
                                                           ------------      ------------
       Total current assets                                     176,142           191,348
                                                           ------------      ------------
Property and equipment, net                                      10,821            11,871
Restricted cash and other assets, net                            11,609            12,021
                                                           ------------      ------------
       Total assets                                        $    198,572      $    215,240
                                                           ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                        $     21,362      $     26,049
   Accrued payroll and other liabilities                         26,832            29,356
                                                           ------------      ------------
       Total current liabilities                                 48,194            55,405
                                                           ------------      ------------
Non-current liabilities                                          68,553            68,447
Stockholders' equity                                             81,825            91,388
                                                           ------------      ------------
       Total liabilities and stockholders' equity          $    198,572      $    215,240
                                                           ============      ============